As filed with the Securities and Exchange Commission on October 1, 2020

Registration No. 333-206625

Registration No. 333-226727

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION NO. 333-206625

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION NO. 333-226727

Under

The Securities Act of 1933

PFENEX INC.

(Exact name of registrant as specified in its charter)

Delaware	27-1356759
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10790 Roselle Street

San Diego, CA 92121

(858) 352-4400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John L. Higgins

Chief Executive Officer

Ligand Pharmaceuticals Incorporated

3911 Sorrento Valley Boulevard, Suite 110

San Diego, CA 92121

(858) 550-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters all of the securities that were unsold under the registrations statements as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Pfenex Inc., a Delaware corporation (the “Company”), on Form S-3 (the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (“SEC”):

•

Registration Statement No. 333-206625 initially filed on August 27, 2015, registering (i) the offer and sale of up to $120,000,000 in the aggregate of the Company’s common stock, par value $0.001 per share, preferred stock, par value $0.001 per share, warrants, debt securities, and units; and (ii) 5,232,745 shares of the Company’s common stock, par value $0.001 per share, of the Company, offered for resale, from time to time, by certain selling stockholders.

•

Registration Statement No. 333-226727 initially filed on August 9, 2018, registering up to $120,000,000 in the aggregate of the Company’s common stock, par value $0.001 per share, preferred stock, par value $0.001 per share, warrants, debt securities, and units of the Company and amended by Amendment No. 1 on October 1, 2018.

On August 10, 2020 the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Parent”) and Pelican Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”). On August 31, 2020, pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser commenced an exchange offer (the “Offer”) to purchase each issued and outstanding share of Company common stock for (i) $12.00 in cash and (ii) a non-transferrable contractual contingent value right per Share (a “CVR”), pursuant to the Contingent Value Rights Agreement (as it may be amended from time to time, the “CVR Agreement”), to receive a contingent payment of $2.00 in cash upon the achievement of a specified milestone as set forth in the CVR Agreement (the “CVR Portion, and together with the Cash Portion, the “Offer Price”), without interest, subject to any required tax withholding and upon the terms and subject to the conditions set forth in Acquisition Sub’s Offer to Purchase, dated August 31, 2020 (the “Offer to Purchase”), and in the related Letter of Transmittal (“Letter of Transmittal”). Promptly following the completion of the Offer, Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its common stock pursuant to its existing registration statements, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form S-3 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California on this 1st day of October, 2020.

PFENEX INC.

Date: October 1, 2020	By:	/s/ Charles S. Berkman
Name: Charles S. Berkman
Title: Senior Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.